UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 3, 2013

PTC Inc.
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

0-18059	04-2866152
(Commission File Number)	(IRS Employer Identification No.)

140 Kendrick Street Needham, Massachusetts	02494-2714
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.05.                      Costs Associated with Exit or Disposal Activities.

On September 3, 2013, in furtherance of PTC’s previously announced fiscal year 2014 margin expansion targets and in support of continued evolution of PTC’s business model, PTC committed to a plan to restructure its workforce.  The restructuring is expected to result in a restructuring charge of approximately $20 million, of which approximately $19 million is attributable to termination benefits and the remainder of which is attributable to facility consolidations.  PTC expects that the majority of the restructuring charge will be recorded in the fourth fiscal quarter ending September 30, 2013.  The restructuring will result in cash expenditures of approximately $20 million, which will primarily be paid in the first quarter of fiscal year 2014.  PTC expects that the impact of the expense reductions will begin to be realized in the first quarter of fiscal 2014 with the full impact realized in the second quarter of fiscal 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: September 3, 2013	By:	/s/Jeffrey D. Glidden
Jeffrey D. Glidden
Executive Vice President and Chief Financial Officer